Exhibit 99.2

[Logo of Fortune Brands]	NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:

Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES LEGAL TRANSFER

OF ASSETS FROM PERNOD RICARD

Deerfield, IL, January 31, 2006 – Fortune Brands, Inc. (NYSE: FO), today announced that the legal transfer of spirits and wine assets purchased from Pernod Ricard on July 26, 2005 has been substantially completed. The acquisition includes more than 25 spirits and wine brands, related production facilities and distribution operations in certain markets.

“While we have already been managing, marketing and selling these brands, we are pleased to have substantially completed the formal transfer of assets from Pernod Ricard within the timeframe we envisioned,” said Norm Wesley, chairman and chief executive officer of Fortune Brands. “As we mark this milestone, the integration of these brands and operations is progressing very well, and this high-return acquisition is on track to add 35 cents or more to Fortune Brands’ earnings per share in 2006.”

Fortune Brands also reported that the previously announced process for making final purchase price adjustments for the acquisition is nearing completion. The company anticipates two principal adjustments: a payment to Pernod Ricard (199 million British pounds) primarily because the companies have determined that the brands acquired by Fortune Brands have higher actual historical earnings than anticipated prior to due diligence; and a payment to Fortune Brands (approximately 82 million British pounds) due to working capital adjustments. The resulting net payment by Fortune Brands of approximately 117 million British pounds (207 million US dollars) will bring Fortune Brands’ total cost for the acquisition to approximately 5.2 billion US dollars.

The brands acquired by Fortune Brands include Sauza tequila, Maker’s Mark bourbon, Canadian Club whisky, Courvoisier cognac, Laphroaig single malt Scotch and Clos du Bois wines. The company also acquired the former Allied Domecq distribution operations in the U.K., Spain and Germany, and for U.S. wines. The acquisition expands the company’s international presence and is expected to more than double the company’s sales of spirits and wine.

* * *

(more)

www.fortunebrands.com

Fortune Brands Announces Legal Transfer of Assets from Pernod Ricard, Page 2

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $7 billion. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, and golf equipment. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Schrock cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits and wine brands include Jim Beam and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ Coffee Liqueur, Laphroaig single malt Scotch and Clos du Bois and Geyser Peak wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

*    *    *

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, changes in commodity costs, returns on pension assets, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brands, increases in health care costs, challenges in the integration of acquisitions and joint ventures, including the spirits and wine acquisition and the related internal controls over financial reporting, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

# # #